                                                                    Exhibit (11)
                                STEPAN COMPANY
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
        For the Three and Nine Months Ended September 30, 1997 and 1996
                                   Unaudited

(In Thousands, except per share amounts)             Three Months Ended      Nine Months Ended
                                                        September 30           September 30
                                                     ------------------      -----------------
                                                      1997       1996         1997       1996
                                                     -------    -------      -------   -------
Computation of per Share Earnings
---------------------------------
Net income                                           $ 6,143    $ 4,202      $16,943   $15,010
Deduct dividends on preferred stock                      267        267          801       801
                                                     -------    -------      -------   -------
Income applicable to common stock                    $ 5,876    $ 3,935      $16,142   $14,209
                                                     =======    =======      =======   =======

Weighted average number of shares outstanding          9,821     10,007        9,832    10,017

Per share earnings*                                  $ 0.598    $ 0.393      $ 1.642   $ 1.418
                                                     =======    =======      =======   =======

Computation of Per Share Primary Earnings
-----------------------------------------

Income applicable to common stock                    $ 5,876    $ 3,935      $16,142   $14,209
                                                     =======    =======      =======   =======

Weighted average number of shares outstanding          9,821     10,007        9,832    10,017
Add net shares issuable from assumed exercise
   of options (under treasury stock method)              274        265          266       235
                                                     -------    -------      -------   -------

Shares applicable to primary earnings                 10,095     10,272       10,098    10,252
                                                     =======    =======      =======   =======

Per share primary earnings*                          $ 0.582    $ 0.383      $ 1.599   $ 1.386
                                                     =======    =======      =======   =======

Dilutive effect                                          2.7%       2.5%         2.6%      2.3%

Computation of Per Share Fully Diluted Earnings
-----------------------------------------------

Net income                                           $ 6,143    $ 4,202      $16,943   $15,010
                                                     =======    =======      =======   =======

Weighted average number of shares outstanding          9,821     10,007        9,832    10,017
Add net shares issuable from assumed exercise
   of options (under treasury stock method)              383        265          349       243
Add weighted average shares issuable from
   assumed conversion of convertible preferred
   stock                                                 885        887          886       887
                                                     -------    -------      -------   -------

Shares applicable to fully diluted earnings           11,089     11,159       11,067    11,147
                                                     =======    =======      =======   =======

Per share fully diluted earnings*                    $ 0.554    $ 0.377      $ 1.531   $ 1.347
                                                     =======    =======      =======   =======

Dilutive effect                                          7.4%       4.1%         6.8%      5.0%
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*  Rounded

This calculation is submitted in accordance with Regulation S-K, item
601(b)(11).